SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549


                                     FORM 8-K/A

               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                          SECURITIES EXCHANGE ACT OF 1934


          Date of Report (Date of earliest event reported): April 2, 1998
                            Commission File Number 0-8640


                           SYNCOR INTERNATIONAL CORPORATION
               (Exact name of registrant as specified in its charter)

     Delaware                                                 85-0229124
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                             Identification No.)

6464 Canoga Avenue, Woodland Hills, California                    91367-2407
(Address of principal executive offices)                          (Zip Code)

                                    (818) 737-4000
                (Registrant's telephone number, including area code)

                                    AMENDMENT NO. 1

     The undersigned hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K filed with the Commission on January 31, 1998 (the "Current Report") as set forth herein relating to the acquisition of International Magnetic Imaging (collectively, "IMI"). Pursuant to Item 7 of Form 8-K, the financial statements filed with this Amendment were omitted from the Current Report and are being filed herewith.

     The Current Report is hereby amended by deleting Item 7(2) thereof and replacing it in its entirety with the following:

     2.     Audited financial statements of IMI:
            a.     Report of Independent Auditors
            b.     Consolidated Balance Sheets
            c.     Consolidated Statements of Operations
            d.     Consolidated Statements of Stockholders' Equity
            e.     Consolidated Statements of Cash Flows
            f.     Notes to Consolidated Financial Statements
            g.     Consent of Independent Auditors

     3.     Unaudited pro forma financial information:
            a.     Unaudited Pro Forma Condensed Consolidated Balance Sheet
            b. Unaudited Pro Forma Condensed Consolidated Statement of Operations
            c.     Notes and Unaudited Pro Forma Condensed Financial
Statements

                                    SIGNATURE

          Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        SYNCOR INTERNATIONAL CORPORATION

                                              /s/ Haig S. Bagerdjian
                                        By:_____________________________
                                            Haig S. Bagerdjian
                                            Senior Vice President, Secretary
                                            and General Counsel

                                            Date: April 20, 1998

                            INTERNATIONAL MAGNETIC
                        IMAGING, INC. AND SUBSIDIARIES

                                     REPORT
                               FOR THE YEAR ENDED
                               DECEMBER 31, 1997



INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                         Page
                                                                         ____

International Magnetic Imaging, Inc. and Subsidiaries:

Report of Independent Auditors.........................................   F-2

Consolidated Balance Sheets............................................   F-3

Consolidated Statements of Operations..................................   F-5

Consolidated Statements of Stockholders' Equity........................   F-6

Consolidated Statements of Cash Flows..................................   F-7

Notes to Consolidated Financial Statements.............................   F-8

                        REPORT OF INDEPENDENT AUDITORS


The Board of Directors of
International Magnetic Imaging, Inc.


      We have audited the accompanying consolidated balance sheets of International Magnetic Imaging, Inc. and its subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 1, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of International Magnetic Imaging, Inc. and its subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




MOORE STEPHENS, P. C.
Certified Public Accountants.

Cranford, New Jersey
February 13, 1998

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
______________________________________________________________________________

CONSOLIDATED BALANCE SHEETS
______________________________________________________________________________

                                                               December 31,
                                                             1997       1996
                                                             ____       ____
Assets:
Current Assets:

Cash                                                      $1,812,925  $ 1,539,245
Accounts Receivable                                        9,802,686   10,074,550
Prepaid Expenses and Other                                   258,324      253,900
Deferred Tax Asset                                           584,189      363,967
                                                          __________ ____________

Total Current Assets                                      12,458,124   12,231,662
                                                          __________ ____________

Property and Equipment:
Property and Equipment - Net                               7,405,444    9,219,684
Equipment Under Capitalized Leases - Net                   2,332,600    3,340,929
                                                          __________ ____________

Property and Equipment - Net                               9,738,044   12,560,613

Other Assets:
Non-Current Accounts Receivable - Net                      1,270,967    1,747,400
Goodwill - Net                                             9,180,664    9,728,912

Restrictive Covenants - Net                                       --      825,644
Customer List - Net                                        4,430,239    4,807,279
Loan Costs - Net                                             385,463      535,411
Deferred Offering Costs                                           --      322,165
Deposits and Other                                           349,776      346,663
Deferred Tax Asset                                           840,835    1,224,398
Note Receivable - Officer                                    324,793      308,296
                                                          __________ ____________

Total Other Assets                                        16,782,737   19,846,168
                                                          ---------- ------------
Total Assets                                             $38,978,905  $44,638,443


See Notes to Consolidated Financial Statements.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                                 December 31,
                                                              1997       1996
                                                              ----       ----
Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts Payable and Other Liabilities                     $2,229,574  $2,987,434
Accrue Expenses                                             1,135,473   1,016,419
Accrued Settlement Agreement                                  407,773          --
Accrued Radiology Fees                                        224,654     191,336
Current Income Taxes Payable                                  248,951     420,646
Revolve Loan                                                7,117,131          --
Current Portion of Long-Term Debt                           3,814,996   3,486,408
Current Portion of Obligations Under Capital Leases         1,240,245   1,272,923
Current Portion of Covenants Not-to-Compete                        --     200,000
Current Portion of Subordinated Debt                        5,721,218   6,268,713
Subordinated Debt - Related Party                             924,206     924,206
Deferred Interest - Subordinated Debt                         814,366     443,082
Due to Affiliate                                               52,206     250,000
                                                           __________  __________
Total Current Liabilities                                  23,930,793  17,461,167

Noncurrent Liabilities:
Notes Payable                                               7,710,631  11,525,232
Revolver Loan                                                      --   4,714,585
Obligations Under Capitalized Leases                        1,701,946   2,863,752
Subordinated Debt                                               8,276     311,872
Deferred Interest                                             498,446     124,692
Due to Affiliate                                                   --   1,175,397
                                                            __________ __________
Total Noncurrent Liabilities                                9,919,299  20,715,530
                                                           ___________ __________
Total Liabilities                                          33,850,092  38,176,697

Commitments and Contingencies                                       --         --
                                                            __________ __________
Stockholders' Equity:
Preferred Stock - Par Value $.01, 6,000,000 Shares Authorized:
Series A Redeemable Preferred - 5,000 Shares Issued and Outstanding
[Liquidation Value - $4,984,000] at December 31, 1996              --          50

Common Stock - Par Value $.01, 50,000,000 Shares
Authorized, 9,200,000 Shares Issued and Outstanding            92,000      92,000

Class A Common Stock - Par Value $.01, 6,000,000
Shares Authorized, 1,000,000 Shares Issued and Outstanding     10,000      10,000

Additional Paid-in Capital                                  2,134,537   2,148,971

Retained Earnings                                           2,892,276   4,210,725
                                                            __________ __________
Total Stockholders' Equity                                  5,128,813   6,461,746
                                                            _________  __________
Total Liabilities and Stockholders' Equity                $38,978,905 $44,638,443

See Notes to Consolidated Financial Statements.



INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        Years ended
                                                        December 31,
                                              1997          1996         1995
                                              ____          ____         ____
Revenue:
Net Patient Service Revenue                $27,083,071   $30,015,345 $27,381,738
Other Service Revenue                        1,314,299       567,602     449,773
Management Fee Income                        1,002,460       526,905     212,211
                                            ___________    ___________ __________
Total Revenue                               29,399,830    31,109,852  28,043,722
                                            ___________    ___________ __________

Costs and Expenses:
Radiology Fees                               3,025,174     3,317,784   2,981,862
Equipment Maintenance                        1,528,189     1,261,658   1,223,154
Patient Service Costs and Expenses           2,409,639     2,224,157   1,934,866
Salaries and Benefits                        7,325,442     6,674,599   5,941,350
Professional Services                        2,517,492       801,115     786,608
Other Management, General & Administrative   4,187,466     4,731,629   3,966,117
Provision for Bad Debts                      2,394,500     2,359,500     855,053
Depreciation                                 2,750,978     3,163,616   2,939,841
Amortization                                 1,906,700     2,150,410   2,047,681
                                            ___________    __________ ___________

Total Costs and Expenses                    28,045,580    26,684,468  22,676,532
                                            ___________   ___________ ___________
Operating Income Before Other Income
[Expense] and Income Taxes                   1,354,250     4,425,384   5,367,190
                                            ___________   ___________ ___________

Other Income [Expense]:
Equity in Income of Joint Venture              952,748       280,752     120,450
Interest Income and Other                       75,788       280,375      72,112
Interest Expense                            (3,283,202)   (3,004,705) (2,565,215)
Settlement Agreement                          (407,773)           --          --
Loss on Disposal of Assets                          --       (28,341)    (24,893)
Gain [Loss] on Sale of Assets                   31,078         5,000     (78,718)
                                           ___________   ____________ ___________

Other [Expense] - Net                       (2,631,361)   (2,466,919) (2,476,264)

[Loss] Income Before Income Taxes           (1,277,111)    1,958,465   2,890,926

Income Tax Expense                              41,338     1,283,978   1,129,427

Net [Loss] Income                          $(1,318,449)     $674,487  $1,761,499

See Notes to Consolidated Financial Statements.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                          Preferred Stock          Common               Class A Common
                          6,000,000 Shares    Stock 50,000,000          Stock 6,000,000
                    Authorized Par Value $.01 Shares Authorized        Shares Authorized
                         Series A Redeemable 9,200,000 Shares Issued 1,000,000 Shares Issued
                       5,000 Shares Issued    and Outstanding           and Outstanding     Additional             Total
                         and Outstanding       Par Value $.01           Par Value $.01       Paid-in  Retained Stockholders'
                         #of Shares   Amount  #of Shares  Amount   #of Shares  Amount       Capital   Earnings     Equity
____________________________________________________________________________________________________________________________
Issuance of Common Stock   5,000       $50     9,200,000   $92,000  1,000,000  $10,000     $(101,050) $   --     $    1,000

Additional Capital
 Contribution                 --        --            --        --         --       --       283,658       --       283,658

Net Income for the period     --        --            --        --         --       --            --   1,774,739  1,774,739
 ended December 31, 1994
                           ________________________________________________________________________________________________

 BALANCE AS OF             5,000        50     9,200,000    92,000  1,000,000   10,000       182,608   1,774,739  2,059,397
 DECEMBER 31, 1994

Additional Capital            --        --            --        --         --       --     1,231,205         --   1,231,205
 Contribution

Net Income for the year       --        --            --        --         --       --            --   1,761,499  1,761,499
 ended December 31, 1995
                           ________________________________________________________________________________________________

 BALANCE AS OF             5,000        50     9,200,000    92,000  1,000,000   10,000     1,413,813   3,536,238  5,052,101
 DECEMBER 31, 1995

Additional Capital            --        --            --        --         --       --       735,158          --    735,158
Contribution

Net Income, as Restated,      --        --            --        --         --       --            --     674,487    674,487
 for the year ended
 December 31, 1996
                           _________________________________________________________________________________________________

 BALANCE AS OF             5,000        50     9,200,000    92,000  1,000,000   10,000     2,148,971   4,210,725  6,461,746
 DECEMBER 31, 1996

Cancellation of Series A  (5,000)      (50)           --        --         --       --            50          --         --
Preferred Stock

Reclassification of            --       --            --        --         --       --       (14,484)         --    (14,484)
 Contributed Capital

Net Loss for the year          --       --            --        --         --       --            --  (1,318,449)(1,318,449)
 ended December 31, 1997
                            _______________________________________________________________________________________________

 BALANCE AS OF                 --   $   --     9,200,000   $92,000  1,000,000  $10,000    $2,134,537  $2,892,276 $5,128,813
 DECEMBER 31, 1997

See Notes to Consolidated Financial Statements.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               Y e a r s   e n d e d
                                               D e c e m b e r   3 1,
                                               ______________________
                                       1 9 9 7         1 9 9 6          1 9 9 5
                                       _______         _______          _______
Operating Activities:
[Net Loss] Income                    $(1,318,449)   $  674,487         $1,761,499
Adjustments to Reconcile Net [Loss]
Income to Net Cash Provided by
Operating Activities:
Provision for Bad Debts                2,394,500     2,359,500            855,053
Depreciation                           2,750,978     3,163,616          2,939,841
Amortization of Intangible Assets
and Loan Costs                         1,906,700     2,150,410          2,047,681
Deferred tax Provision [Benefit]         163,339       555,231           (475,196)
Deferred Interest                        745,038       124,962                 --
Deferred Offering Costs                  743,525            --                 --
Settlement Agreement                     407,773            --                 --
Loss on Disposal of Equipment                 --        28,341             24,893
[Gain] Loss on Sale of Equipment         (31,078)       (5,000)            78,718
Allocated Income Tax                     (14,484)      735,158          1,231,205

Changes in Operating Assets and Liabilities:
Accounts Receivable- Net              (1,646,203)   (3,675,409)        (3,432,240)
Prepaid Expenses and Other                (4,424)      (15,956)            (2,870)
Accounts Payable and Other Liabilities   (87,751)      923,787          1,148,364
Accrued Radiology Fees                    33,318         4,202            134,626
                                     ____________   ____________       _____________

Total Adjustments                      7,361,231     6,348,842          4,550,075
                                     ____________   ____________       _____________

Net Cash - Operating Activities        6,042,782     7,023,329          6,311,574
                                     ____________   ____________       _____________

Investing Activities:
Property and Equipment Additions        (584,230)   (3,961,729)          (141,076)
Payments to Affiliate                 (1,373,191)   (1,243,911)          (440,347)
Refunds [Payments] for Deposits           (3,113)      381,281           (658,281)
Proceeds from Sale of Equipment           66,824         5,000                 --
Note Receivable - Officer                (16,497)     (308,296)                --
                                     ------------   ------------       -------------

Net Cash - Investing Activities       (1,910,207)   (5,127,655)        (1,239,704)
                                     ------------   ------------       -------------

Financing Activities:
Proceeds from Lending Institutions     4,697,292    16,126,810          1,210,755
Payments on Notes Payable and
Long-Term Debt                        (6,831,850)  (15,662,055)        (5,190,329)
Payments on Capital Lease
Obligations                           (1,297,157)   (1,349,836)        (1,078,134)
Payments of Loan Costs                    (5,820)     (560,673)           (73,722)
Payments of Offering Costs              (421,360)     (322,165)                --
                                     ------------   ------------      -------------
Net Cash - Financing Activities       (3,858,895)   (1,767,919)        (5,131,430)
                                     ------------   ------------      -------------
Net Increase [Decrease] in Cash          273,680       127,755            (59,560)

Cash - Beginning of Years              1,539,245     1,411,490          1,471,050
                                     ------------   ------------      -------------
Cash - End of Years                   $1,812,925    $1,539,245         $1,411,490

See Notes to Consolidated Financial Statements.

INTERNATIONAL MAGNETIC IMAGING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[1] Nature of Operations

International Magnetic Imaging, Inc., a Delaware corporation [the "Company"] formerly known as IMI Acquisition Corporation, was incorporated in March 1994 and commenced operations in September 1994 to engage in the acquisition, ownership and operation of outpatient medical diagnostic centers providing magnetic resonance imaging ["MRI"] services and other diagnostic modalities. Operations of the centers are conducted through seven partnerships and seven corporations and are located in various states and the Commonwealth of Puerto Rico. Two of the corporations provide management and administrative services to the centers. The other two corporations operate as (1) a referral network through which patients are referred to diagnostic imaging centers, throughout the State of Florida, including the Company's Florida centers; and (2) a management services company to an outside provider of MRI services and other diagnostic modalities.

The Company was organized as a wholly-owned subsidiary of SIS Capital Corp. ["SISC"], which is a wholly-owned subsidiary of Consolidated Technology Group Ltd. ["Consolidated"], a public company.

The principal users of the Company's centers are practicing physicians located in general proximity to the various centers. Each of the centers is managed by International Magnetic Imaging, Inc., a Florida Corporation ["IMI
- Florida"].

Basis of Presentation - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The seven Florida centers operate as limited partnerships in which the Company through its wholly-owned subsidiaries, owns 100% of the limited and general partnership entities. Such a structure was required to consummate the acquisition under Florida law due to the notes payable to the former limited partner - physicians.

Operating Centers:

Pine Island Magnetic Resonance Imaging Center, Ltd.
Magnetic Resonance Institute of North Miami Beach, Ltd.
Magnetic Resonance Institute of Boca Raton, Ltd.
Magnetic Resonance Institute of South Dade, Ltd.
Oakland Magnetic Resonance Institute, Ltd.
Physician's Outpatient Diagnostic Center, Ltd. ["PODC"]
IMI Acquisition of Puerto Rico Corporation
IMI Acquisition of Arlington Corp.
IMI Acquisition of Kansas Corp.
Magnetic Resonance Institute of Orlando, Ltd.

Management and Administrative Services:

IMI - Florida
MD Acquisition Corp.

Referral and Outside Management Services:
MRI Net, Inc.
Kap, Net, Inc.

[2] Summary of Significant Accounting Policies

The accounting and reporting policies of International Magnetic Imaging, Inc. and subsidiaries [hereinafter referred to as "IMI" or the "Company"] conform to generally accepted accounting principles. The following summarizes the more significant of these policies.

Principles of Consolidation - The consolidated financial statements include the accounts of International Magnetic Imaging, Inc. and its subsidiaries. All intercompany transactions have been eliminated in consolidation.

Cash and Cash Equivalents - Cash equivalents are comprised of certain highly liquid investments with a maturity of three months or less when purchased. At December 31, 1997 and 1996, the Company had no cash equivalents.

Allowance for Doubtful Accounts - Patient accounts are reserved for when, in management's opinion, the collectibility of a portion of, or the entire outstanding balance, is doubtful.

Property and Equipment and Depreciation - Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are stated at cost less accumulated amortization. Such improvements are amortized over the shorter of the term of the lease or the useful life of the improvement. Medical equipment financed under capital leases are recorded in property and equipment accounts at the lower of the present value of the minimum lease payments or the fair value of the assets at the inception of the lease. Amortization of assets held under capital leases is included in depreciation expense and is computed using the straight-line method.

Property and equipment are depreciated over the following estimated useful lives:

                                                       Years
                                                       -----
Buildings and Improvements                            25
Leasehold Improvements                                10 - 25
Medical Equipment                                      6
Furniture and Equipment                                5 -  7

Expenditures for maintenance, repairs, and replacement of minor items are charged to earnings as incurred. Major additions and improvements which extend the useful life or improve the operating performance of the related asset are capitalized. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations for the period. Depreciation expense for the years ended December 31, 1997, 1996 and 1995 was $2,750,978, $3,163,616 and
$2,939,841, respectively. The equipment used by the Company is technologically sophisticated and subject to accelerated obsolescence in the event of significant technological change.

Intangible Assets - Intangible assets consist of goodwill, customer lists [i.e., acquired managed care and physician contracts], and restrictive covenants arising from business acquisitions. Goodwill, representing the excess of the purchase price over the estimated fair value of the net assets acquired via business acquisitions, is being amortized over the period of expected benefit of 20 years. Customer lists [i.e., acquired managed care and physician contracts] are amortized over the period of expected benefit, which is 15 years. The restrictive covenants are being amortized over their contractual lives, which is 3 years. Intangible assets are being amortized on a straight-line basis.

Joint Venture - In August 1995, the Company and Kaley Imaging, Inc. ["Kaley"], which also operated an MRI center in Orlando, Florida, entered into a joint venture agreement pursuant to which the Company and Kaley combined to operate an MRI center in Orlando, although the Company continues to incur expenses with respect to the equipment formerly used in its Orlando center which expenses are borne solely by the Company's subsidiary that operated its Orlando center. The Company and Kaley each have a 50% interest in the joint venture, and the Company accounts for its interest in the joint venture on the equity method. For the years ended December 31, 1997, 1996 and 1995, the Company recognized income of $952,748, $280,752 and $120,450, respectively, from the joint venture. The excess of distributions received from the joint venture for payments of guaranteed obligations of the Company over the Company's equity interest in the net income of the joint venture is included in accounts payable and other liabilities and amounted to $24,254 and $310,806 at December 31, 1997 and 1996, respectively. Approximately, $900,000 of distributions received from the joint venture for payment of guaranteed obligations was recognized as income in 1997. Management believes that based on the joint venture agreement there is minimum risk that any deficiency required to be funded by the Company will exceed the amount of the deficiency in joint venture reported as of December 31, 1997 of $24,254.

Loan Origination Costs - Loan origination costs of $687,090 and $681,270 which were incurred in connection with financing relating to the business acquisitions and capital expenditures are shown net of accumulated amortization of $301,627 and $145,859 for the years ended December 31, 1997 and 1996, respectively. The costs will be amortized over the terms of the related financing agreements, using the straight-line method which approximates the interest method. Amortization expense of loan origination costs relating to business acquisitions and capital expenditures for the years ended December 31, 1997, 1996 and 1995 was $155,768, $124,254 and
$21,605, respectively.  Amortization of such costs began in January of 1995.

Deferred Offering Costs - Deferred offering costs in the amount of $743,525 which were incurred with respect to the Company's proposed initial public offering were expensed in 1997 when said offering was terminated.

Deferred Interest - Deferred interest represents additional interest of 10.5% incurred on certain long-term debt [See Note 8]. Such interest is not payable until the maturity date of the related debt. The Company records the additional interest expense over the life of the debt and the related deferred interest is included in non-current liabilities until it becomes currently payable.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Impairment - Certain long-lived assets of the Company including goodwill are reviewed on a quarterly basis as to whether their carrying value has become impaired, pursuant to guidance established in Statement of Financial
Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Management also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. Management has determined that expected future cash flows [undiscounted and without interest charges] exceed the carrying value of such long-lived assets at December 31, 1997 and believes that no impairment of these assets has occurred. It is at least reasonably possible that management's estimate of expected future cash flows may change in the near term.

Net Patient Service Revenue - Net patient service revenue is recognized at the net realizable amounts from patients, third-party payors and others at the time services are rendered. The amount recognized reflects estimated prospective contractual adjustments, including contractual allowances based on agreements between the Company and third-party payors.

For the years December 31, 1997, 1996 and 1995, contractual adjustments amounted to approximately $35,000,000, $29,000,000 and $22,000,000, respectively.

The Company is not engaged in the practice of medicine and does not employ physicians. The Company, has the legal right to set the fees for the services rendered, and such fees are billed at the time such services are rendered. The patient or third-party payor is legally obligated to the Company for the amount billed. Bills to third-party payors are based on contractual arrangements between the Company and the third-party payors.

The Company has historically not provided any significant amount of charity care.

Liability-Related Revenue and Accounts Receivable - A portion of the Company's revenue is derived from diagnostic imaging services performed in connection with a patient's injury where the patient asserts or intends to assert a claim against a third party. Such services are referred to as liability-related services, and do not includes services relating to workers' compensation claims or no-fault insurance claims. During the years ended December 31, 1997, 1996 and 1995, approximately 4%, 11% and 12%, respectively, of the Company's revenue was derived from liability-related services. Because the patient typically expects to pay the charges for the diagnostic imaging services from a settlement or verdict with the party which caused the injury, the collection period for liability-related receivables can be significant, and can be more than one year. Since the acquisition of the Centers, the Company has reduced the number of liability-related procedures being performed, and has instituted a procedure whereby the patient is required to acknowledge his or her financial responsibility for the services performed, and obtains from the attorney an assignment of proceeds whereby the proceeds generated from the claim are paid to the Company. Because a portion of the liability-related receivables is not collected during the year following the performance of the services, a portion of such receivables is treated as a long-term asset. In the year ended December 31, 1996, the provision for bad debts increased $1.5 million, or 176%, from 1995, and substantially all of this increase reflects an evaluation of the collectiblity of receivables from liability-related services which were generated prior to the Company's acquisition of the Centers.

Income Taxes - The Company prepares its consolidated financial statements on the accrual basis of accounting. Provision has been made for federal and
state income taxes.   The Company and its subsidiaries file separate state
tax returns. Although federal income tax returns are filed on a consolidated basis with those of the parent company, Consolidated, the Company calculates its federal tax provision on the "separate return basis." Any tax benefit generated by the utilization of Consolidated's federal tax net operating losses has been recorded as a liability to Consolidated and then subsequently forgiven, resulting in an addition to paid-in capital.

Stock Options and Similar Equity Instruments - On January 1, 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards ["SFAS"] No. 123, "Accounting for Stock-Based Compensation," for stock options and similar equity instruments [collectively, "Options"] issued to employees, however, the Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by Accounting Principles Board ["APB"] Opinion No. 25, "Accounting for Stock Issued to Employees" rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Reclassification - Certain items have been reclassified to conform with the current year's presentation.


[3] Acquisitions

On September 30, 1994, the Company acquired IMI-Florida and its affiliated entities, which are identified in Note 1 - Basis of Presentation, in a business combination accounted for as a purchase. The principal operations of IMI - Florida are in the establishment and operation of outpatient diagnostic imaging centers providing MRI services and other diagnostic imaging modalities. The results of operations of the acquired entities are included in the accompanying consolidated financial statements since the date of acquisition. The total cost of the acquisition was $31,871,702, which exceeded the fair value of net assets of the acquired entities by $11,068,852. Included in the purchase price was the issuance of 3,343,000 shares of Consolidated common stock valued at approximately $.87 a share [$2,920,000] which was the fair value at the time of acquisition. Such shares were transferred from Consolidated to SISC, which generally holds Consolidated's investments in common stock, and from SISC to the Company.
The Company recorded this transfer as a loan payable to SISC [See Note 11]. Pursuant to the acquisition agreement, 83,334 additional shares of Consolidated's common stock are to be issued to the sellers due to a decline in the market price of the Consolidated's common stock. The 83,334 shares reflect an offset to which the Company was entitled if certain levels of net patient service revenues were not attained. During the two years following the closing of the acquisition, 250,000 contingent shares that were to be issued in connection with the acquisition of IMI-Florida based on performance, were not issued due to the failure of the Company to meet certain net patient service revenue levels during such two-year period.
In addition, 70,000 additional shares of Consolidated's common stock are to be issued to the sellers in connection with the acquisitions of the Kansas City and Arlington centers due to such decline in the stock prices of consolidated's common stock. The excess purchase price, or goodwill, is being amortized by the straight-line method over 20 years. The other intangibles, specifically restrictive covenants and customer lists, are being amortized by the straight-line method over 3 years and 15 years, respectively.

In connection with the Company's acquisition of one of the centers, 125,000 shares of Consolidated's common stock was issued to a radiologist in connection with an amendment to the existing agreement with such radiologist. The determined fair value at that time of $.87 per share, or $108,750, was expensed as radiology fees during the period ended December 31, 1994.

The following summarizes the purchase price allocated to acquired assets at fair value.

Cash                                               $  6,960,000
Subordinated Debt                                    19,862,915
Stock                                                 2,920,000
Notes [Covenants]                                       800,000
Acquisition Costs                                     1,328,787
                                                    -----------
Purchase Cost                                       $31,871,702
                                                    -----------
                                                    -----------

Cash                                                $ 2,349,548
Other Assets                                            421,281
Covenants-Not-to-Compete                              3,302,597
Property, Plant and Equipment                        10,902,543
Accounts Receivable                                   7,379,015
Managed Care and Physician Contracts - Customer Lists 5,655,619
Liabilities Assumed                                  (9,207,753)
Goodwill                                             11,068,852
                                                    -----------
Total                                               $31,871,702

The cash portion of the purchase price was simultaneously financed through a major asset-based lender.


[4] Accounts Receivable

Accounts receivable, net of contractual allowances, are summarized as follows:

                                                   December 31,
                                               19 9 7        1 9 9 6
                                               ------        -------
Current:
Personal Injury Liability Related Services   $ 1,687,624     $ 1,968,517
Managed Care                                   3,763,681       2,786,959
Commercial Insurance                           1,109,649       2,429,950
Workers' Compensation                          2,492,613       1,972,751
Medicare/Medicaid                                628,529         825,244
Private pay                                      249,728         416,937
Other                                            681,240         232,804
                                             -----------     ------------
Totals                                        10,613,064      10,633,162
Less:  Allowance for Doubtful Accounts          (810,378)       (558,612)
                                             -----------     ------------

Current Accounts Receivable - Net              9,802,686      10,074,550
                                             -----------     ------------
Non-Current:
Personal Injury Liability Related Services     1,956,304       2,219,818
Less:  Allowance for Doubtful Accounts          (685,337)       (472,418)
                                             -----------     ------------
Non-Current Accounts Receivable - Net          1,270,967       1,747,400

Total Accounts Receivable                     12,569,368      12,852,980
Less: Allowance for Doubtful Accounts         (1,495,715)     (1,031,030)
                                             -----------     ------------
Accounts Receivable - Net                    $11,073,653     $11,821,950
                                             -----------     ------------
                                             -----------     ------------

Accounts receivable pledged as collateral for borrowings at December 31, 1997 and 1996 was $11,073,653 and $11,821,950, respectively. On a consolidated basis the Company does not have a significant concentration of receivables from any one non-governmental managed care provider. The Company does not require collateral from its customers.

Contractual allowances amounted to approximately $900,000 and $600,000 at December 31, 1997 and 1996, respectively.

The changes in the allowance for doubtful accounts are summarized as follows:

                                            D e c e m b e r  31,
                                         1997        1996          1995
                                       -------     -------        -------
Beginning Bal                        $1,031,030    $2,490,381    $2,351,026
Provision for Doubtful Accounts       2,394,500     2,359,500       855,053
Recoveries                              588,242       195,371       255,862
Charge-offs                          (2,518,057)   (4,014,222)     (971,560)
                                    -----------    -----------    ----------
Ending Balance                       $1,495,715    $1,031,030    $2,490,381


[5] Property and Equipment

Property and equipment are summarized as follows:

                                                         December 31,
Property Class                                       1997          1996
--------------                                      -------       -------
Land                                            $   663,830     $   663,830
Buildings and Improvements                        3,501,348       3,466,887
Leasehold Improvements                            1,693,411       1,688,335
Medical equipment                                15,500,522      17,489,403
Furniture and Equipment                           2,412,711       2,325,783
                                                -----------      ----------
Subtotal                                         23,771,822      25,634,238
Less:  Accumulated Depreciation                 (16,366,378)    (16,414,554)

Property and Equipment - Net                    $ 7,405,444     $ 9,219,684
----------------------------

Property and equipment pledged as collateral for borrowings had a net book value of $7,405,444 and $9,219,684 as of December 31, 1997 and 1996,
respectively.


[6] Intangibles

The Company acquired its subsidiaries [See Note 3] during 1994. As part of the purchase agreement, the Company acquired customer lists [i.e., acquired managed care and physician contracts], restrictive covenants and goodwill. The intangible assets acquired and the related amortization on the straight-line method are summarized as follows:

                                       Accumulated Amortization    Net of Amortization
                     Life                    December 31,              December 31,
                     Years    Cost         1997       1996          1997      1996
______________________________________________________________________________________
Goodwill               20  $10,964,865  $1,784,201  $1,235,953  $9,180,664  $9,728,912
Customer Lists         15  $ 5,655,619  $1,225,380  $  848,340  $4,430,239  $4,807,279
Restrictive Covenants   3  $ 3,302,597  $3,302,597  $2,476,953  $       --  $  825,644

Amortization expense on the above intangibles for the years ended December 31, 1997, 1996 and 1995 was $1,750,932, $2,026,156 and $2,026,076,
respectively.


[7] Leases

The Company leases real estate for certain of its MRI centers and its administrative offices under noncancellable operating leases expiring through 2006. The real estate leases contain clauses which permit adjustments of lease payments based upon changes in the "Consumer Price Index," options to renew the leases for periods up to an additional fifteen years and additional payments for a proportionate share of real estate taxes and common area operating expenses.

Several of the MRI centers lease the magnetic resonance imaging equipment under noncancellable capital leases, the last of which expires in 2003.

For certain of those leases, a balloon payment representing the buy-out of the leased equipment is due at the end of the lease term. A summary of leased property under capitalized leases is as follows:

                                                   December 31,
Property Class                                   1 9 9 7     1 9 9 6
-------------                                   -------     -------
Medical Equipment:
Boca Raton                                    $   415,559  $   415,559
South Dade                                        387,460      387,460
San Juan                                        1,145,950    2,654,340
Greater Kansas City                             2,556,284    2,556,284
Orlando                                         1,625,664    1,625,664
IMI                                               688,171      585,498
P.O.D.C.                                          437,663      437,663
                                              -----------  -----------
Subtotal                                        7,256,751    8,662,468
Less:  Accumulated Amortization                (4,924,151)  (5,321,539)
                                              -----------  -----------

Equipment Under Capitalized Leases - Net       $2,332,600   $3,340,929
----------------------------------------       ----------   ----------
                                               ----------   ----------

Amortization expense of equipment under capitalized leases is included in depreciation expense.

As of December 31, 1997, the future minimum lease payments under capitalized leases and noncancellable operating leases are:

                                                 Capital         Operating
Fiscal years                                     Leases          Leases
-----------                                      -------         ---------
1998                                            $ 1,493,643      $ 673,925
1999                                                851,162        671,914
2000                                                477,849        353,501
2001                                                309,209        143,691
2002                                                235,056        130,184
Thereafter                                          156,704        363,706
                                                -----------      ----------

Total Minimum Lease Payments                      3,523,623      $2,336,921
Less Amount Representing Interest                  (581,432)     ----------
                                                -----------      ----------

Present Value of Net Minimum Capitalized
Lease Payments                                    2,942,191
Less: Current Portion of Obligations Under
Capital Leases                                    1,240,245
                                                -----------
Non-Current Portion of Obligations Under
Capitalized Leases                               $1,701,946

Total rental expense for the years ended December 31, 1997, 1996 and 1995 was $784,911, $710,630 and $628,366, respectively.



[8] Long-Term Debt

The Company maintains term loans and other notes payable which are secured by accounts receivable and property and equipment. Loan agreements contain various covenants, including restrictions on any mergers, consolidations, sales of assets or issuances of stock, as well as restrictions on payments to the parent Company or any subsidiary or affiliate and to the payment of dividends, unless authorized by the lender. Also, certain loan agreements expressly prohibit payment of certain subordinated debt to the former owners of IMI-Florida. Subordinated notes payable issued in connection with the acquisitions are unsecured. Certain subsidiaries that issued the Subordinated Notes have not made certain payments of principal or interest due on such notes in 1997, as a result of which the holders may have the right to declare a default against such subsidiaries. Although no default has been declared, no assurance can be given that some or all of the holders of such Subordinated Notes will not seek to declare a default. At December 31, 1997, subordinated notes in the amount of $6,645,424 are recorded as current liabilities.

In January 1996, the Company obtained financing from DVI Financial Services, Inc. and an affiliate thereof ["DVI"], a non-related party to the Company, consisting of a term loan of $2,000,000 and a revolver loan of $6,000,000. The term loan, of which $1,495,298 is outstanding at December 31, 1997, is included with equipment and leasehold improvement debt. The Company borrowed $4.9 million under the revolver loan in January 1996 and an additional $3,947,292 in 1997. In addition, the Company obtained a DVI revolver over advance of $750,000 in 1997. The balance on the revolver loan at December 31, 1997 was $7,117,131. DVI has a security interest in substantially all of the Company's assets, primarily accounts receivable and property and equipment. The majority of the proceeds were used to pay current subordinated debt due to certain of the parties which sold the centers to the Company.

In September 1996, certain of the Company's subsidiaries borrowed an aggregate of $4.0 million from DVI. The loans, which mature in September 2002, are payable in monthly installments over the term of the loans. The September 1996 loan is separate from, and in addition to, the term loan and revolver loan and over advance described in the preceding paragraph. The Company pays interest currently at 11.5% per annum, the payment of additional interest of 10.5% per annum has been deferred and is payable on the maturity date of the loans, resulting in an effective annual interest rate of 22.0%. DVI has a security interest in substantially all of the Company's assets, primarily accounts receivable and property and equipment. In connection with these loans, SISC sold to DVI, for $2,500, a warrant to purchase 250,000 shares of Class A Common Stock at $2.00 per share, which exercise price was changed to $3.50 per share at December 31, 1996, and the Company issued to DVI a warrant to purchase 250,000 shares of Class A Common Stock at $3.50 per share. These warrants are exercisable for the three month period commencing on the earliest to occur of (a) the prepayment in full of such loans, (b) an event of default under the loan and security agreements with respect to such loans, or (c) November 1, 2001. The Class A Common Stock is not and will not be publicly traded, thus the minimum value method of calculating compensation expense was used to determine financing costs. The costs calculated were not material. In addition, the Company agreed that in the event the principal and interest on such loans has not been paid in full prior to the November 1, 2001 maturity date, the Company will issue to DVI a warrant to purchase 1,000,000 shares of Common Stock at 80% of the market price per share of such Common Stock on the date of exercise, exercisable from November 1, 2001 until February 1, 2002. If such warrant is issued, the Company will recognize financing costs in accordance with SFAS No. 123 based on the exercise price per share at date of exercise.

Long-term debt consists of the following:
                                                              December 31,
                                                          1997            1996
                                                          ____            ____

Equipment and Leasehold Improvement Debt:
Note payable in monthly installments of $12,830,
which includes interest at a rate of 9.5%;
final payment due September 1998.                    $  111,031       $ 247,335

Note payable in monthly installments of $6,488,
which includes interest at 11.5% final payment
due May 2000.                                           153,701         210,292

Note payable in monthly installments of $6,488,
which includes interest at 11.5%, final payment
due May 2000.                                           153,701         210,292

Note payable in monthly installments of $7,962,
which includes interest at 11.5%,
final payment due May 2000.                             188,615         258,058

Note payable in monthly installments of $26,000,
which includes interest at 11.447%,
final payment due January 2001.                       1,495,298       1,890,703

Note payable in monthly installments of $17,040,
which includes interest at 11.103%,
final payment due January 2002.                         658,030         781,876

Note payable in monthly installments of $39,130,
which includes interest at 11.086%,
final payment due September 2002.                     1,704,756       1,969,179

Total Equipment and Leasehold Improvement Debt -
Forward                                               4,465,132       5,567,735
                                                     ----------       ----------

Building Debt:

Mortgage note payable in monthly installments of
$8,333, plus interest at 1% above the prime rate;
balloon payment due February 1999.                      316,667         416,667

Mortgage note payable in monthly installments of
$2,942, which includes interest at 9.75%,
balloon payment due November 2000.                      193,512         208,845

Mortgage note payable in monthly installments of
$15,000, plus interest at 1% above the prime rate;
final payment due May 16, 2000.                         431,000         611,000
                                                       --------       ----------

Total Building Debt - Forward                          $941,179      $1,236,512


                                                        December 31,
                                                      1997         1996
                                                      ----         ----
Total Equipment and Leasehold Improvement Debt -
Forwarded                                           $4,465,132    $5,567,735
                                                    ----------    ----------
Total Building Debt - Forwarded                        941,179     1,236,512
                                                       -------     ---------
Subordinated Debt:

Note payable in quarterly installments of
$110,401, plus interest at 7%; balloon payment
due September 1996.                                     64,525        64,525

Note payable in quarterly installments of
$78,537, plus interest at 7%; balloon payment
due September 1996.                                    296,081       296,081

Note payable in quarterly installments of
$92,400, plus interest at 7%; balloon payment
due September 1996.                                    548,236       548,236

Note payable in quarterly installments of
$17,100, plus interest at 7%; balloon payment
due September 1996.                                     12,375        12,375

Note payable in quarterly installments of
$29,400, plus interest at 7%; balloon payment
due September 1996.                                    271,651       271,651

Note payable in quarterly installments of
$11,400, plus interest at 7%; balloon payment
due September 1997.                                         --       288,800

Note payable in quarterly installments of
$14,400, plus interest at 7%; balloon payment
due September 1997.                                      8,461       365,952

Note payable in quarterly installments of
$91,500, plus interest at 7%; balloon payment
due September 1997.                                  2,772,619     2,848,928

Note payable in quarterly installments of
$195,925, which includes interest at 4%; balloon
payment due September 1999.                          2,679,752     2,808,243
                                                     ---------     ---------

Total Subordinated Debt - Forward                   $6,653,700    $7,504,791


                                                           December 31,
                                                        1997         1996
                                                        ----         ----
Total Equipment and Leasehold Improvement Debt -
Forwarded                                             $4,465,132    $5,567,735
                                                      ----------     ----------
Total Building Debt - Forwarded                          941,179     1,236,512
                                                      ----------     ----------
Total Subordinated Debt - Forwarded                    6,653,700     7,504,791

Other Debt:
Note payable in monthly installments of $29,124,
which includes interest at 10.5%; final payment
due September 1999.                                      556,490       831,651

Note payable in monthly installments of $25,922,
which includes interest at 10.5%; final payment
due September 1999.                                      495,298       740,201

Note payable in monthly installments of $8,684,
which includes interest at 10.5%; final payment
due September 1999.                                      165,921       247,961

Note payable in monthly installments of $10,768,
which includes interest at 10.5%; final payment
due September 1999.                                      205,759       307,496

Note payable in monthly installments of $21,129,
which includes interest at 10.5%; final payment
due September 1999.                                      403,713       603,331

Note payable in monthly installments of $18,807,
which includes interest at 10.5%; final payment
due September 1999.                                      359,359       537,044

Note payable in monthly installments of $10,854,
which includes interest at 10.5%; final payment
due September 1999.                                      207,399       309,952

Note payable in monthly installments of $27,319,
which includes interest at 10.5%; final payment
due September 1999.                                      521,994       780,095

Notes payable in monthly installments of $15,395,
which includes interest at 11.5%, final payment
due September 2002.                                    2,802,949     3,368,452

Notes payable in monthly installments of $10,998,
which includes interest at 11.5%, final payment
due September 2002.                                     400,434      481,210
                                                       ---------     ---------
Total Other Debt                                       6,119,316    8,207,393
                                                       ---------     ---------
Revolver Loan - Due December 1998 at Prime Plus 2.75%  7,117,131    4,714,585
                                                       ---------     ---------

Total Debt                                            25,296,458   27,231,016
Less:  Current Portion                               (17,577,551) (10,679,327)
                                                      ----------    ----------
Totals                                                $7,718,907  $16,551,689
                                                      ----------   -----------
                                                      ----------   -----------

The prime rate at December 31, 1997 and 1996 was 8.50% and 8.25%, respectively.



Maturities of long-term debt are as follows:

Years ending
------------
December 31,
------------
1998                                      $17,577,551
1999                                        3,761,868
2000                                        2,297,665
2001                                        1,358,958
2002                                          300,416
Thereafter                                         --
                                          -----------
Total                                     $25,296,458
-----                                     -----------
                                          -----------

Cash paid for interest for the years ended December 31, 1997, 1996 and 1995 amounted to $2,522,312, $2,399,375 and $2,175,631, respectively.


[9] Covenants Not-to-Compete

In connection with the acquisition of the imaging centers, the Company entered into two three-year non-competition agreements with two of the previous owners of IMI-Florida. Pursuant to such agreements, the Company is contractually obligated to pay such individuals an aggregate of $800,000. The monthly payments under these agreements are $22,222 with the final payment due in September 1997. The remaining balance due pursuant to such agreements as of December 31, 1996 of $200,000 was paid in 1997.


[10] Capital Stock

The Company is authorized to issue 6,000,000 shares of Preferred Stock, par value $.01 per share, 50,000,000 shares of Common Stock, par value $.01 per share, and 6,000,000 shares of Class A Common Stock, par value $.01 per share. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of Class A Common Stock have no voting rights except as provided by Delaware law.

Common Stock - There are 9,200,000 shares of Common Stock and 1,000,000 shares of Class A Common Stock outstanding.

Each share of Class A Common Stock will automatically become and be converted into one share of Common Stock upon the first to occur of (a) the date, as reasonably determined by the Board of Directors, that the Company ceases to be eligible under the Internal Revenue Code of 1986, as amended, to be a member of the consolidated group of corporations of which Consolidated is the common parent, or (b) the date as of which the Board of Directors effects such a conversion.


The Common Stock and the Class A Common Stock are treated as a single class and have identical rights except that the holders of the Class A Common
Stock have no voting rights except as required by Delaware law. Holders of Common Stock and Class A Common Stock are entitled to share in such dividends as the Board of Directors, in its discretion, may declare from funds legally available. In the event of liquidation, dissolution or winding up, each outstanding share of Common Stock and Class A Common Stock entitles its holders to participate ratably in the assets remaining after payment of liabilities.

Series A Preferred Stock - The Series A Preferred Stock consists of 5,000 shares, all of which are issued and outstanding. Holders of shares of Series A Preferred Stock are entitled to non-cumulative dividends of $10 per share, or an aggregate of $50,000. The Company has no obligation to declare dividends for any year, but, in any year, no dividends may be declared with respect to the Common Stock and Class A Common Stock unless the dividends for such year for the Series A Preferred Stock have been declared and paid or provided for. Dividends, if declared, are payable on February 1st of each year to holders of record on the previous January 15th.

The holders of the Series A Preferred Stock have no voting rights except as required by law. The Series A Preferred Stock is not convertible into Common Stock or any other class or series of capital stock. The Series A Preferred Stock may be redeemed for $20 per share, on not less than ten or more than 60 days' notice at any time after the Class A Common Stock is converted into Common Stock. At such time as the Series A Preferred Stock may be redeemed, the Company may redeem the Series A Preferred Stock in whole at any time or in part from time to time. The Series A Preferred Stock is redeemable at the option of the Company.

In the event of any voluntary liquidation, dissolution or winding up of the Company, after payment has been made on any security of the Company, if any, which ranks senior to the Series A Preferred Stock, holders of shares of Series A Preferred Stock will be entitled to receive from the assets of the Company an aggregate amount equal to 80% of the Company's stockholders' equity, including partners' capital, as of the last day of the calendar quarter prior to the date as of which the determination is being made, provided, that from and after the effective date of a registration statement relating to the Company's initial public offering, the aggregate amount shall be 80% of the Company's stockholder's equity. As of the last day of the quarter immediately preceding such effective date, on a per share basis plus accrued and unpaid dividends to the payment date, before any payment or distribution is made to holders of shares of Common Stock, Class A Common Stock or any other series or class of stock hereafter issued which ranks junior as to liquidation rights to the Series A Preferred Stock.

At December 31, 1997, the Series A preferred stock was canceled.

Series B Preferred Stock - The Series B Preferred Stock consists of 5,000 shares. Holders of shares of Series B Preferred Stock have no preferential dividend rights. If dividends are declared with respect to the Common Stock, the holders of the Series B Preferred Stock shall be entitled to dividends on an as-converted basis, such dividends to be determined as if the shares of Series B Preferred Stock and shares of Common Stock [including Class A Common Stock] were a single class. Based on a conversion rate of 700 shares of Common Stock for each share of Series B Preferred Stock, each share of Series B Preferred Stock would receive a dividend equal to 700 times the dividend payable to the holders of the Common Stock.

Each share of Series B Preferred Stock, unless previously redeemed, is convertible, commencing three years from the effective date of the Registration Statement relating to the Company's Initial Public Offering or on such earlier date, if any, as the Class A Common Stock is converted into Common Stock, into 700 shares of Common Stock, or an aggregate of 3,500,000 shares of Common Stock. The conversion rate is subject to adjustment upon the occurrence of certain events.

The Company has the right to redeem the shares of Series B Preferred Stock at a redemption price of $20 per share, or an aggregate of $100,000, at any time after the expiration of three years from the effective date of the Registration Statement relating to the Company's initial public offering, or earlier if the Class A Common Stock is converted into Common Stock.
The Series B Preferred Stock may be redeemed in whole or in part. Once the Series B Preferred Stock becomes redeemable, the Company may redeem the Series B Preferred Stock upon at least 30, but not more than 60 days' prior written notice to the registered holders.

At December 31, 1996, the Series B Preferred Stock was canceled.


[11] Related Party Transactions

Issuance of Securities at Organization - The Company was incorporated in March 1994 and commenced operations in September 1994. In connection with the organization of the Company, the Company issued an aggregate of 9,200,000 shares of Common Stock, 1,000,000 shares of Class A Common Stock to SISC, 5,000 shares of Series A Preferred Stock, 5,000 shares of Series B Preferred Stock [subsequently canceled at December 31, 1996], Series B Warrants to purchase 1,000,000 shares of Common Stock at $2.00 per share and warrants to purchase 1,250,000 shares of Class A Common Stock at $2.00 per share.

In October 1994, the Company issued seven-year warrants to purchase an aggregate of 500,000 shares of Class A Common Stock at $2.00 per share to SISC and 15 individuals, including the chief financial officer of the Company, to whom it issued a warrant to purchase 100,000 shares, and two directors of the Company, to each of whom the Company issued a warrant to purchase 50,000 shares.

Due to Affiliate - In connection with the acquisitions of the centers, SISC lent approximately $1.3 million to the Company, which was used to pay acquisition costs, and delivered shares of Consolidated's common stock, valued at $2.9 million, representing a portion of the purchase price. Such loan and the value of such Consolidated common stock is treated as a non-interest bearing loan payable by the Company to SISC with no stated maturity date. The balance as of December 31, 1997 and 1996 amounted to approximately $52,000 and $1,400,000, respectively. Approximately $250,000 of the 1996 liability was to be paid within the next operating cycle and was therefore reported as a current liability.

Notes Payable - Officer - Approximately $924,000 at December 31, 1997 and 1996, of the subordinated notes payable issued in connection with the acquisitions is payable to the President/Chief Executive Officer ["CEO"] of the Company and his spouse. The CEO was a stockholder in the predecessor entities. Related party interest expense was approximately $60,000 and $60,000 for the years ended December 31, 1997 and 1996, respectively.

Note Receivable - Officer - On February 7, 1996, the Company loaned $300,000 to the CEO of the Company. The loan is due to the Company in 1998. Interest only is payable annually from inception at a rate of 5-1/2%. Related party interest income was approximately $16,000 and $8,000 for the years ended December 31, 1997 and 1996, respectively.

Other - In September 1996, the Company issued warrants to purchase 250,000 shares of Class A Common Stock at $3.50 per share to SISC in consideration for SISC's sale of 250,000 warrants to purchase Class A Common Stock at $2.00 per share to DVI. The Class A Common Stock is not and will not be publicly traded, thus the minimum value method of calculating compensation expense was used to determine compensation expense. The cost calculated was not material. At December 31, 1996, the warrant issued to SISC was canceled and the exercise price of the warrant held by DVI was increased from $2.00 per share to $3.50 per share.

Pursuant to the agreement relating to the acquisition of IMI-Florida and its affiliated entities, as a result of a decline in the price of the Consolidated common stock, an additional 153,334 shares of Consolidated's common stock are to be issued to the sellers. Approximately 35,000 of these shares are to be issued to the Company's CEO.


[12] Income Taxes

Although the Company files its federal income tax returns as part of a consolidated group of corporations of which Consolidated is the common parent, it has calculated its tax provision on the "separate return basis." The tax benefits of $735,158 and $1,231,205 for the years ended December 31, 1996 and 1995, respectively, received by the utilization of the parent company's tax net operating losses and the subsequent reversal of $14,484 for the year ended December 31, 1997, have been recorded as a [receivable from] liability to the parent and then subsequently forgiven, resulting in a [decrease] increase to additional paid-in capital.

Under SFAS No. 109, "Accounting for Income Taxes," current and deferred taxes have been calculated as if the Company were a separate taxpayer. Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss carry forwards. The tax effects of significant items comprising the Company's net deferred tax asset as of December 31, 1997 and 1996 are as follows:

                                                    December 31,
                                                  1997         1996
                                                  ----         ----
Deferred Tax Liabilities                        $       --     $      --
                                                ----------     -----------

Deferred Tax Assets:
Allowance for Doubtful Accounts
not Currently Deductible                           584,189         363,967
Tax Basis of Assets in Excess of Book Basis        840,835       1,239,700
State Net Operating Loss Carry forwards                  --         239,799
                                                ----------      ----------

Totals                                           1,425,024       1,843,466

Valuation Allowance                                     --         255,101
                                                ----------      ----------
Net Deferred Tax Asset                           1,425,024       1,588,365

Net Deferred Tax Asset - Current Portion           584,189         363,967
                                                ----------      ----------
Net Deferred Tax Asset - Non Current              $840,835      $1,224,398
------------------------------------            ----------      ----------
                                                ----------      ----------

The Company has recorded a deferred tax asset of $1,425,024 and $1,588,365 at December 31, 1997 and 1996, respectively. The realization of the non-current portion of the deferred tax asset of $840,835 and $1,224,398 is dependent on the Company generating sufficient taxable income in future years. Although realization is not assured, management believes it is more likely than not that all of the non-current deferred tax asset will be realized. The amount of the non-current deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

The Company's deferred tax asset valuation allowance was $255,101 as of December 31, 1996. The valuation allowance represents the tax effects of state operating loss carryforwards and other temporary differences which the Company does not expect to realize. There was no valuation allowance as of December 31, 1997, since all state operating losses were eliminated. The [decrease] increase in the valuation allowance of $(255,101) and $98,475 for the years ended December 31, 1997 and 1996, respectively, is comprised of the following:

                                                            1997         1996
                                                            ----         ----
State Net Operating Loss Carryforwards                  $ (255,101)  $  145,290
Tax Basis of Assets in Excess of Book Basis of Assets           --      (18,870)
Allowance for Doubtful Accounts not Currently Deductible        --      (27,945)
                                                          ----------- ---------
Totals                                                  $ (255,101)  $   98,475
                                                          ----------- ----------

The current and deferred income tax components of the provision [benefit] for income taxes consist of the following:

                                            Years   ended
                                            December   31,
                                   1997           1996          1995
                                   ----           ----          ----
Current:
Federal                        $   143,783     $   735,158    $ 1,231,205
Puerto Rico                             --              --         74,309
State                                   --          (6,411)       299,109
                               -----------     -----------    -----------
Totals                             143,783         728,747      1,604,623

Deferred:
Federal                           (124,811)        512,712       (438,483)
Puerto Rico                         59,723          52,037          8,998
State                              (37,357)         (9,518)       (45,711)
                               -----------      ----------     ----------
Totals                            (102,445)        555,231       (475,196)
                               -----------      ----------     ----------
Totals                             $41,338      $1,283,978     $1,129,427
------                         -----------      ----------     ----------
                               -----------      ----------     ----------

The provision for income taxes varies from the amount computed by applying the statutory rate for the reasons below:

                                             Years ended
                                            December   31,
                                      1997         1996            1995
                                      ----         ----            ----

Provision Based on Statutory Rates   (35.0)%       35.0%           35.0%
Benefit of Graduated Rates             1.0         (1.0)           (1.0)
State and Puerto Rico Taxes
[Net of Federal Benefit]               1.8          9.0             7.7
Other                                 35.4          3.8            (2.6)
                                      ----         ----            ----

Totals                                 3.2%        46.8%           39.1%
------                                -----        -----           -----


[13] Commitments

Professional Liability Insurance - Each of the operating entities carries professional malpractice and general liability insurance. The independent radiology entities that provide the radiology services are covered by their own medical malpractice insurance. The Company has procedures in place to monitor coverage and incidents of significance.

Employment Agreements - In October 1994, the Company entered into a five-year employment agreement with its CEO which runs through September 1999. The agreement provides for an annual base salary of $350,000 and a bonus, not less than $100,000 and not greater than $700,000, calculated on a percentage of the lesser of pre-tax cash flow or pre-tax net income.

The Chief Financial Officer ["CFO"] of the Company, who is also the CFO of Consolidated, has an employment agreement with Consolidated for a term commencing October 1, 1994 and ending December 31, 2002, pursuant to which he received an annual salary of $177,000 for the contract year ended September 30, 1996 with increases annually thereafter until the seventh year for which his annual salary is $252,000. The agreement provides for two bonuses, one of which is equal to the greater of 1% of Consolidated's net pre-tax profits or 1% of Consolidated's net cash flow, and the other of which is equal to the greater of 1% of the Company's net pre-tax profits or 1% of the Company's net cash flow. Although the CFO and Consolidated are the parties to his employment agreement, 75% of the CFO's compensation is paid by the Company because he devotes 75% of his time to the Company and the remaining 25% is allocated to and paid by Consolidated [exclusive of the bonuses relating to the Company].

In March 1997, the employment agreement of the CFO, who is also the CFO of Consolidated, was amended to include among other provisions, (a) the extension of his term of employment to December 31, 2007 or such later date the CFO may be required to be employed by the Company pursuant to the Company's agreement with DVI, (b) annual salary increases until the year ended December 31, 2007, for which his base salary will be $353,000, (c) increases in his two bonuses from 1% to 2-1/2% of the greater of Consolidated's net pre-tax profits or Consolidated's net cash flow and the greater of the Company's net pre-tax profits or the Company's net cash flow.

Radiologist Agreements - The Company's employees perform the diagnostic imaging scans and the Company engages radiologists and other specialists to read and interpret the diagnostic imaging scans performed at the centers.
The Company has entered into several agreements for these services. Terms and fees vary on a contract by contract basis. Fees are generally based on a percentage of collected gross revenues, such fees generally range from 10% - 20%. One contract has annual fees of $275,000 plus a percentage of the center's annual gross revenues in excess of $2.4 million through March 2000 and another includes an annual consulting fee of $30,000 through December 1999. Additionally, in conjunction with the Company's acquisition of one of the centers, 125,000 shares of Consolidated's common stock were issued to a radiologist in connection with an amendment to the existing agreement with such radiologist. The determined fair value at that time of $.87 per share or $108,750 was expensed during the period ended December 31, 1994. In addition, one agreement contains a provision for the issuance by Consolidated to the radiologist of a warrant to purchase 100,000 shares of the common stock of Consolidated upon the consummation of an initial public offering of the Company's common stock. The Company will incur expenses for radiology fees in accordance with SFAS No. 123 if such warrant is issued.

In 1997, a new agreement was signed by PODC which runs through January 2002. Fees are 16.5% of collected gross revenues plus an annual fee of $12,000.


[14] Employee Benefit Plans

On July 1, 1995, the Company adopted a Qualified Retirement Plan under the Internal Revenue Code. The Plan requires employees to complete one year of service and attain the age of 21. Employer contributions are discretionary and determined on an annual basis. Employer contributions to the plan totaled $65,550, $53,687 and $41,120 for the years ended December 31, 1997, 1996 and 1995, respectively.

The Plan will match employee contributions dollar for dollar with maximum limitations as follows:

Year in Plan
------------
First                                     $     500
Second                                          750
Third                                         1,000
Fourth                                        1,250
Fifth                                         1,500
Sixth                                         1,750
Seventh or More                               2,000

[15] Long-Term Incentive Plan

In October 1994, the Company adopted, by action of the Board of Directors and stockholders, the 1994 Long-Term Incentive Plan [the "Plan"]. The Plan does not have an expiration date.

The Plan is authorized to grant options or other equity-based incentives for 1,200,000 shares of the Class A Common Stock or, at such time as the Class A Common Stock is converted into Common Stock, shares of Common Stock. If shares subject to an option under the Plan cease to be subject to such option, or if shares awarded under the Plan are forfeited or otherwise terminated without a payment being made to the participant in the form of stock, such shares will again be available for future issuance under the Plan.

Awards under the Plan may be made to key employees, including officers of and consultants to the Company, its subsidiaries and affiliates, but may not be granted to any director unless the director is also an employee of or consultant to the Company or any of its subsidiaries or affiliates. The Plan imposes no limit on the number of officers and other key employees to whom awards may be made.

The following types of awards can be granted under the Plan: incentive or non-qualified stock options; stock appreciation rights; restricted stock; deferred stock, stock purchase rights and/or other stock-based awards. Incentive stock options to purchase an aggregate of 850,000 shares of Class A Common Stock were granted under the plan as follows: In October 1994, the Company granted incentive stock options to purchase 765,500 shares of Class A Common Stock at $.50 per share; in September 1995, the Company granted incentive stock options to purchase 71,500 shares of Class A Common Stock at $1.00 per share, and in June 1996, the Company granted incentive stock options to purchase 13,000 shares of Class A Common Stock at $1.00 per share. The exercise price of the options was the fair market value on the respective dates of grant. All of the options are presently fully exercisable and have a maximum term of seven years from the date of grant. No compensation cost was recognized for stock-based employee awards.

A summary of the activity under the Company's long-term incentive plan is as follows:

                                                                     Weighted
                                                 Weighted        Average Remaining
                                   Number of      Average           Contractual
                                    Options    Exercise Price       Life [Years]
                                   ---------   --------------       ------------
Options Outstanding -               765,500      $   .50             6.75 Years
 December 31, 1994                               -------
                                                 -------
Granted                              71,500
Exercised                                --
Expired                                  --
                                   ---------

Options Outstanding -               837,000      $.   54             5.83 Years
 December 31, 1995                               -------
                                                 -------
Granted                              13,000
Exercised                                --
Expired                                  --
                                   ---------

Options Outstanding -               850,000      $.   55             4.85 Years
 December 31, 1996                               -------
                                                 -------
Granted                                  --
Exercised                                --
Expired                             233,000
                                   --------

Options Outstanding -               617,000      $.   56             3.95 Years
 December 31, 1997                 --------      -------
---------------------              --------      -------

Options Exercisable -               617,000
 December 31, 1997                 --------
---------------------              --------

If the Company had accounted for the issuance of all options and compensation based warrants pursuant to the minimum value method of SFAS No. 123, the Company would have recorded compensation expense of approximately $17,000 and $27,000 for the years ended December 31, 1996 and 1995, respectively, and the Company's net income and net income per share would have been as follows:

                                              Years ended
                                              -----------
                                              December 31,
                                              -----------
                                           1996         1995
                                           ----         ----
Net Income as Reported               $ 1,041,354      $ 1,761,499
Pro Forma Net Income                 $ 1,024,354      $ 1,734,499
Net Income Per Share as Reported     $       .08      $       .13
Pro Forma Net Income Per Share       $       .08      $       .13

No options or compensation based warrants were issued in 1997.


The fair value of options and warrants [See Note 16] to purchase Class A Common Stock at date of grant was estimated using the minimum value method with the following weighted average assumptions:

                                           1996          1995
                                           ----          ----
Expected life [Years]                        7             7
Interest Rate                              6.0%          7.0%
Annual Rate of Dividends                    0%            0%
Volatility                                  0%            0%

The weighted average fair value of options at date of grant using the minimum value method during 1996 and 1995 is estimated at $1.34 and $.38, respectively.


[16] Warrants

Outstanding warrants as of December 31, 1997 are as follows:

                Common     Class A  Exercise       FMV at  No. of Warrants
Date of Grant    Stock     Common     Price   Date of Grant   Exercised   Expiration Date
_________________________________________________________________________________________
September 1996         --   250,000   3.50          2.00         --       February 2002
October 1994    1,000,000        --   2.00           .50         --       October 2001
October 1994 [A]       --   700,000   3.50           .50         --       October 2001
October 1994 [B]       --   500,000   3.50           .50         --       October 2001
                _________ ________

  TOTAL         2,000,000 1,450,000
                _________ _________
                _________ _________

The weighted average exercise price and weighted average remaining contractual life of outstanding warrants are as follows:

                    Weighted Average            Weighted Average Remaining
                    ----------------            --------------------------
                     Exercise Price              Contractual Life [Years]
                     --------------              ------------------------
December 31,
------------
1997                      2.89                           3.87
1996                      2.89                           4.78
1995                      2.82                           5.75


[A] Warrants to purchase 1,250,000 shares of Class A Common Stock at $2.00 per share were issued in October 1994. At December 31, 1996, the exercise price was increased to $3.50 per share and warrants to purchase 550,000 shares of Class A Common Stock were canceled.

[B] At December 31, 1996, the exercise price was increased from $2.00 per share to $3.50 per share.

In September 1996, the Company issued warrants to purchase 500,000 shares of Class A Common Stock at $3.50 per share [250,000 to a related party [See Note 11] and 250,000 to DVI [See Note 8]]. At December 31, 1996, the warrant to purchase 250,000 shares of Class A Common at $3.50 per share issued to a related party was canceled. At December 31, 1996, none of the above warrants issued were canceled, except as noted above, and all outstanding warrants are exercisable. At December 31, 1996, there are no additional warrants subject to grant.


[17] Litigation

The Company is subject to lawsuits arising in the ordinary course of business. Management, after review and consultation with counsel, believes it has meritorious defenses and considers that any potential outcome from these matters would not materially affect the financial position and statement operations of the Company. Nevertheless, due to uncertainties in the legal process, it is at least reasonably possible that management's view of the outcome may change in the near term. However, no facts have come to the Company's attention which would result in the estimate of a loss or range of loss except as follows:

In May 1996, the Company commenced an arbitration proceeding before the American Arbitration Association in Los Angeles, California against Radman, Inc. ["Radman"], a manufacturer of teleradiology systems and equipment, entitled International Magnetic Imaging, Inc. v. Radman, Inc., alleging fraud and breach of contract and seeking rescission of a purchase agreement between the Company and Radman for a teleradiology system as well as an award of money damages in an amount not less than $485,000, together with interest, attorneys' fees and costs. Radman has asserted certain counterclaims against the Company in such proceeding seeking an award of money damages in the sum of at least $236,000, together with interest, exemplary and punitive damages, reasonable attorneys' fees and other costs of the action. This matter is presently pending. The Company believes that it has meritorious defenses to Radman's counterclaims.

In January 1996, Drs. Ashley Kaye and James Sternberg, two of the former stockholder-directors of IMI-Florida, and Dr. Sternberg's wife, threatened to commence an action against two subsidiaries of the Company, Consolidated and Mr. Lewis S. Schiller, chairman of the board of Consolidated and the Company, for alleged violations of securities and common law in connection with the execution in 1994 of an asset purchase agreement between MD Corp. and a subsidiary of the Company and non-payment of the $3,375,000 Subordinated Notes of two subsidiaries of the Company issued to MD Corp. in connection therewith. Although the Company reflects the principal and interest on such Subordinated Notes as liabilities on its consolidated balance sheet and no notice of default has been given, no assurance can be given that an adverse decision in any action based on such claims will not have a material adverse effect upon the Company.

Vanguard Limited ["Vanguard"], on its own behalf or on behalf of other persons who may be affiliated with Vanguard, based on a purported agreement relating to the introduction of Consolidated and the Company to IMI-Florida and assistance in the negotiation of the acquisition of the Centers, has asserted a claim against the Company and/or SISC that it has the right, among other things, to a 10% interest in the Common Stock of the Company at or about the date of the acquisition for no cash consideration. In addition, Vanguard has claimed that it is entitled to a $200,000 fee due at the time of the acquisition of the Centers, consulting fees of $240,000 per year for five years, reimbursement of nonaccountable expenses and a 5% interest in any future medical acquisition by the Company. No assurance can be given that any litigation which may ensue would not seek damages exceeding the claim described above and, if decided unfavorably to the Company, would not have a material adverse affect on the Company. If Vanguard commences an action against the Company and prevails, it would have a material adverse effect upon the Company, and, furthermore, if it prevails with respect to its claim for Common Stock, the issuance of such Common Stock could result in a non-cash charge to earnings for the value of such Common Stock, dilution to the stockholders, including the stockholders who purchased stock in an initial public offering, and a reduction in the net tangible book value per share.
In addition, the Company may not be able to use Consolidated's net loss or tax loss carry forward to reduce its tax liability if a sufficient number of shares of Common Stock were issued to Vanguard.

The Company has received a report with respect to the conduct of an independent contractor who regularly performs professional services for one of its Centers, which conduct may be considered sexual harassment. The Company believes that its policies and procedures with respect to the behavior of employees and others who regularly perform services at its Centers are in compliance with applicable Federal and state laws concerning sexual harassment. The Company is investigating the reported incidents and has not made a determination as to what action, if any, should be taken. No assurance can be given that, if the reported incidents result in a claim against the Company and the claimant prevails, there will not be a material adverse effect upon the Company.

Certain limited partners of Magnetic Resonance Institute of Greater Kansas City, L.P. claim that one of the principals and the council of the seller to IMI of the Kansas City Imaging Center, allegedly "guaranteed" that, on the second anniversary following the closing of the 1994 acquisition by IMI of its diagnostic imaging centers, such limited partners would receive $4 per share for each share of the common stock of Consolidated Technology Group, Ltd. received by them in connection with the 1994 acquisition. These limited partners claim that IMI is also responsible for such alleged "guaranty." Subsequent to December 31, 1997, IMI has settled such claims for $407,773. The settlement cost has been accrued as of December 31, 1997.


[18] Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk are cash and cash equivalents and accounts receivable arising from its normal business activities. The Company routinely assesses the financial strength of it customers and based upon factors surrounding the credit risk of its customers establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited [See Note 3]. The Company places its cash and cash equivalents with high quality financial institutions. The amount on deposit in any one institution that exceeds federally insured limits is subject to credit risk. The Company had cash balances in excess of federally insured limits of approximately $1,207,791 and $784,000 as of December 31, 1997 and 1996, respectively. The Company does not require collateral or other security to support financial instruments subject to credit risk.

The Company derived approximately 73% of its net patient service revenues from operations in the State of Florida in 1997 and 1996. In 1997 and 1996, the Company derived approximately 10% and 14%, respectively, of its net patient revenues from government sponsored health care programs, principally Medicare and Medicaid. There were no customers who accounted for 10% or more of revenues in 1995.

The Company's operating facilities grant credit without collateral to its patients, most of whom are residents of the operating facilities respective area and are insured under third-party payor agreements. The mix of accounts receivable net of contractual allowances from third-party payors and patients are as follows:

                                                     December 31,
                                                     ------------
                                                   1997        1996
                                                   ----        ----
Personal Injury Liability Related Services         29%          33%
Managed Care                                       30%          22%
Commercial Insurance                                9%          19%
Workers' Compensation                              20%          15%
Medicare/Medicaid                                   5%           6%
Private Pay                                         2%           3%
Other                                               5%           2%
                                                   ----        ----
                                                   100%        100%
                                                   ----        ----
                                                   -----       ----


[19] Fair Value of Financial Instruments

Effective December 31, 1995, the Company adopted Statement of Financial
Accounting Standards No. 107, "Disclosure about Fair Value of Financial
Instruments", which requires disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.




                                    Carrying Amount             Fair Value
                                      December 31,              December 31,
                                   1997        1996          1997        1996
                                   ----        ----          ----        ----
Subordinated Debt - Short-Term  $ 6,645,424  $ 7,192,919  $ 6,013,537  $6,583,170
Notes Payable - Long-Term         7,710,631   16,239,817    7,635,953  16,096,742
Subordinated Debt - Long-Term         8,276      311,872        8,276     266,130
                                -----------  -----------  -----------  -----------
Totals                          $14,364,331  $23,744,608  $13,657,766 $22,946,042
                                -----------  -----------  -----------  -----------
                                -----------  -----------  -----------  -----------

In assessing the fair value of these financial instruments, the Company used a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash, accounts receivables, accounts payables and short-term debt, the carrying amount approximated fair value for these instruments because of their short maturities. The fair value of long-term debt is estimated based on discounting expected future cash flows at the rates currently offered to the Company for debt of the same or similar remaining maturities. Due to the non-interest bearing nature and unspecified payment terms, it was not practicable to estimate the fair value of the debt due to affiliate, however, the use of discounted cash flow techniques to estimate fair value could result in an estimated fair value substantially lower than the carrying amount.


[20] Supplemental Disclosures of Cash Flow Information

Cash paid for interest and income taxes amounted to $2,522,313 and $83,450 in 1997, $2,399,375 and $48,029 in 1996 and $2,175,631 and $53,764 in 1995.

During the years ended December 31, 1997, 1996 and 1995, $(14,484), $735,158 and $1,231,205, respectively, of debt due from/to an affiliate related to allocated income taxes was forgiven and included in paid-in capital.

During the years ended December 31, 1997, 1996 and 1995, the Company acquired equipment under capitalized leases in the amounts of $102,673, $2,288,836 and $762,465, respectively.

During 1995, $103,984 of expenses paid on behalf of an affiliate were applied against the amount due to affiliate.

During 1997, the Company reduced equipment and related account payable by $722,750 per a settlement agreement with the equipment provider.


[21] Prior Period Adjustments

The accompanying financial statements for 1996 have been restated to correct an error in the calculation of income tax expense in 1996. The effect of the restatement was to increase income tax expense and decrease net income by $366,867 in 1996.


[22] Subsequent Events

On January 28, 1998, the Company and certain of its subsidiaries entered into an asset purchase agreement with Comprehensive Medical Imaging, Inc. ["CMI"], a subsidiary of Syncor International Corporation, pursuant to which CMI agreed to purchase substantially all of the assets of the Company and such subsidiaries for $20.5 million in cash and the assumptions of $21 million in debt.

                        CONSENT OF MOORE STEPHENS, P.C.

     As independent certified public accountants for International Magnetic Imaging, Inc., we hereby consent to the use of our report dated February 13, 1998, included in this Form 8-K being filed by Syncor International Corporation.



                                            MOORE STEPHENS, P.C.
                                            Certified Public Accountants

Cranford, New Jersey

April 16, 1998

                      SYNCOR INTERNATIONAL CORPORATION

                        UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED FINANCIAL INFORMATION


     The unaudited pro forma condensed consolidated financial statements give effect to the acquisition as if it had occurred as of December 31, 1997 for purposes of the unaudited pro forma condensed consolidated statement of operations.

     For accounting purposes, the acquisition was treated as a purchase. Accordingly, for purpose of these unaudited pro forma condensed consolidated financial statements, the excess of the purchase price over the fair market value of the acquired assets is amortized over 20 years.

     The unaudited pro forma condensed consolidated financial statements do not purport to present the financial position or results of operations of Syncor had the acquisition assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future.

     The unaudited pro forma condensed consolidated financial statements are based on certain assumptions and adjustments, which are described in the Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements, that the Company believes to be reasonable and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements of Company and the related Notes thereto and the Consolidated Financial Statements of IMI and the related Notes thereto included herein.



                          SYNCOR INTERNATIONAL
          UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            DECEMBER 31, 1997

                                 HISTORICAL          HISTORICAL
___________________________________________________________________
                                   Syncor           International    Pro Forma    Pro Forma
                              International Corp   Magnetic Imaging Adjustments Consolidated
____________________________________________________________________________________________
                                 (audited)            (audited)                  (unaudited)
Net sales                          380,563              29,400                     409,963
Cost of Sales                      290,398               6,963                     297,361
                             _______________________________________________________________
     Gross Profit                   90,165              22,437                     112,602

Operating, Selling, and             67,214              16,832         (977) (d)    83,069
  Administrative
Depreciation and Amortization        9,939               4,659         1,174 (c)    15,772
                             _______________________________________________________________
     Operating Income               13,012                 946          (197)       13,761

Other Income (Expense)
     Interest Income                 1,324                  76                       1,400
     Interest Expense               (1,207)             (3,283)         (314) (g)   (4,804)
     Other, net                      3,826                 983                       4,809
                             _______________________________________________________________
Other income, net                    3,943              (2,224)         (314)        1,405

Income from Continuing Operations   16,955              (1,278)         (511)       15,166
 before income taxes
Provision for Income Taxes           6,923                  41                       6,964
                             _______________________________________________________________
Income from continuing Operations   10,032              (1,319)         (511)        8,202

Discontinued Operations,             1,063                   0                       1,603
  net of taxes               _______________________________________________________________

Net Income (loss)                   11,095              (1,319)         (511)        8,202
                             _______________________________________________________________
                             _______________________________________________________________

Net income (loss) per share-Basic
     Income from continuing    $      1.00                                      $     0.82
      Operations
     Discontinued Operations,  $      0.11                                      $     0.11
      Net of taxes
     Net income per share      $      1.11                                      $     0.93

     Weighted Average Shares         9,998                                           9,998
      Outstanding

Net income (loss per share-Diluted
     Income from continuing    $      0.98                                      $     0.80
      Operations
     Discontinued Operations,  $      0.10                                      $     0.10
      net of taxes
     Net income per share      $      1.08                                      $     0.90

     Weighted Average Share         10,282                                          10,282
      Outstanding

See notes to unaudited pro forma condensed consolidated financial statements.

                                  Syncor International Corporation
                      Unaudited Pro Forms Condensed Consolidated Balance Sheet
                                           December 31, 1997

                                 HISTORICAL          HISTORICAL
___________________________________________________________________
                                   Syncor           International    Pro Forma    Pro Forma
                              International Corp   Magnetic Imaging Adjustments Consolidated
____________________________________________________________________________________________
                                 (audited)            (audited)                  (unaudited)
  Current Assets:
     Cash & Cash Equivalents        25,538               1,813        (1,813) (a)   25,538
     Short-Term Investments          2,583                 -                         2,583
     Trade Receivables              54,972               9,803                      64,775
     Inventory                       5,574                 -                         5,574
     Other Current Assets            3,913                 842          (584) (b)    4,171
____________________________________________________________________________________________
   TOTAL CURRENT ASSETS             92,580              12,458        (2,397)      102,641

  Marketable Securities              1,180                 -                         1,180
  Property & Equipment, net         28,870               9,738                      38,608
  Goodwill                          14,319               9,181        (9,181) (b)   14,319
                                                                      23,470  (c)   23,470
  Other                             27,614               7,602        (6,252) (b)   28,964
____________________________________________________________________________________________
TOTAL ASSETS                       164,563              38,979         5,640       209,182

  Current Liabilities:
     Accounts Payable               34,755               2,230                      36,985
     Accrued Liabilities             4,250               2,364           (52) (b)    6,562
     Accrued Wages & Related Costs  13,783                 270                      14,053
     Federal & State Taxes Payable   1,129                 249          (249) (b)    1,129
                                                                                       -
     Current Maturities of           3,978              18,818        (7,459) (b)   15,337
      Long Term Debt
____________________________________________________________________________________________
  TOTAL CURRENT LIABILITIES         57,895              23,931        (7,760)       74,066

  Long Term Debt                    17,332               9,919        18,529 (e)    45,780
  Deferred Compensation              1,969                   0                       1,969

  Stockholders' Equity
     Common Stock                      572                  92           (92) (f)     572
     Common Stock-Class A                                   10           (10) (f)       -
     Additional Paid-In Capital     55,061               2,135        (2,135) (f)   55,061
     ESSOP Loan Guarantee           (6,741)                                         (6,741)
     Unrealized Gain (Loss) -          (17)                                            (17)
      Investments
     Translation Adjustment           (313)                                           (313)
     Treasury Stock                (12,524)                                        (12,524)
     Retained Earnings              51,329               2,892        (2,892) (f)   51,329
____________________________________________________________________________________________
     TOTAL STOCKHOLDERS' EQUITY     87,367               5,129        (5,129)       87,367

TOTAL LIABILITIES & EQUITY         164,563              38,979         5,640       209,182

See notes to unaudited pro forma condensed consolidated financial statements.


                              SYNCOR INTERNATIONAL CORPORATION
                   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                  FINANCIAL STATEMENTS

The adjustments to arrive at the Unaudited Pro Forma Condensed Consolidated Financial Statements are as follows:

(a) To record the estimated cash used to purchase the imaging business of International Magnetic Imaging, Inc. and Subsidiaries (IMI).
(b) To record the adjustment for IMI assets not acquired and liabilities not assumed.
(c) To record the excess of purchase price over net assets acquired assuming a useful life of 20 years and relate amortization for twelve months.
(d) To record the adjustment for salaried employees whose positions were eliminated at the effective date of the acquisition, net of incremental new positions.
(e) To record the estimated line of credit used to purchase IMI and immediate payoff of certain debt.
(f) To record the adjustment to eliminate net stockholders' equity of IMI.
(g) To record the adjustment for new incremental interest expense (payable) as a result of credit line used to purchase IMI and benefit derived from refinancing.
(h) To record the tax effect of proforma adjustments.